SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant                              [X]
Filed by a Party other than the Registrant           [ ]

Check the appropriate box:
[ ] Preliminary proxy statement.
[ ] Confidential, for use of the commission only (as permitted by Rule
    14a-6(e)(2)).
[ ] Definitive proxy statement.
[X] Definitive additional materials.
[ ] Soliciting material under Rule 14a-12.

                              Wachovia Corporation
                (Name of Registrant as Specified in Its Charter)

                                       N/A
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of filing fee (check the appropriate box):

[X]  No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
       (1)      Title of each class of securities to which transaction applies:
       (2)      Aggregate number of securities to which transaction applies:
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
       (4)      Proposed maximum aggregate value of transaction:
       (5)      Total fee paid:

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
       (1) Amount Previously Paid:
       (2) Form, Schedule or Registration Statement No.:
       (3) Filing Party:
       (4) Date Filed:


Page 1 of 37
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                                                              Date: July 5, 2001

The proposed merger of First Union and Wachovia will be submitted to First Union's and Wachovia's shareholders for their consideration. Shareholders are urged to read the joint proxy statement/prospectus regarding the proposed merger between First Union and Wachovia and any other relevant documents filed with the SEC because they contain important information. Shareholders may obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about First Union and Wachovia, without charge, at the SEC's Internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and other SEC filings that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, from First Union, Investor Relations, One First Union Center, Charlotte, North Carolina 28288-0206 (704-374-6782), or from Wachovia, Investor Relations, 100 North Main Street, Winston-Salem, North Carolina 27150 (866-883-0789).

The information presented below may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation: (i) statements about the benefits of the merger between First Union Corporation and Wachovia Corporation, including future financial and operating results, cost savings, enhanced revenues, and accretion to reported earnings that may be realized from the merger; (ii) statements with respect to First Union's and Wachovia's plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as "believes", "expects", "anticipates", "estimates", "intends", "plans", "targets", "projects" and similar expressions. These statements are based upon the current beliefs and expectations of First Union's and Wachovia's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the risk that the businesses of First Union and Wachovia will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (3) revenues following the merger may be lower than expected; (4) deposit attrition, operating costs, customer loss and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected; (5) the ability to obtain governmental approvals of the merger on the proposed terms and schedule; (6) the failure of First Union's and Wachovia's shareholders to approve the merger; (7) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (8) the strength of the United States economy in general and the strength of the local economies in which the combined company will conduct operations may be different than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on the combined company's loan portfolio and allowance for loan losses; (9) changes in the U.S. and foreign legal and regulatory framework; and (10) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the combined company's capital markets and asset management activities. Additional factors that could cause First Union's and Wachovia's results to differ materially from those described in the forward-looking statements can be found in First Union's and Wachovia's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available at the SEC's Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to First Union or Wachovia or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. First Union and Wachovia do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.


Q & A POSTED ON WACHOVIA'S INTRANET RELATING TO THE PROPOSED MERGER OF WACHOVIA AND FIRST UNION.

FREQUENTLY ASKED QUESTIONS
--------------------------

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Advertising Campaign                                Integration
--------------------                                -----------
Annual Meeting                                      Lawsuits
--------------                                      --------
     Proxy                                          Merger Rationale
     -----                                          ----------------
Branches                                            Ongoing General Business
--------                                            ------------------------
Community Impact                                    Org. Structure/Leadership
----------------                                    -------------------------
Culture                                                  General Banking - State
-------                                                  -----------------------
Customer Service/Customer Concerns                       and Regional Leadership
--------------------------------------------------------------------------------
Deal Specifics                                      SunTrust
--------------                                      --------
Dividend Option                                     Other
---------------                                     -----
Human Resources
---------------
     Benefits
     --------
     Compensation
     ------------
     Displacement/Severance
     ----------------------
     Learning
     --------
     Relocation
     ----------
     Selection Process
     -----------------
     Other
     -----

ADVERTISING CAMPAIGN


ANNUAL MEETING - GENERAL

-        Where will the shareholder meeting be held? Updated 6/28/01
- If my shares are held in a street name - Merrill Lynch for example -- can I attend the shareholder meeting and do I need any identification - proxy card? Updated 6/28/01
- When will the shareholders vote? Is there a possibility that the shareholders will not approve the deal?

ANNUAL MEETING - PROXY

- What if a shareholder brings their proxy card to the bank for us to mail? Updated 6/28/01
- If I will be traveling for an extended period with no means to have mail forwarded, how can I vote my proxy card? Updated 6/28/01
-        How many shares are outstanding? Updated 6/28/01
- How many shares does the current Board of Directors hold as a group, and what is the breakdown by individuals? Updated 6/28/01
- If SunTrust waits until the shareholder meeting to submit proxy cards, will those cards effectively trump any proxy cards Wachovia submits for the same accounts? Updated 6/28/01
-        What happens to shares held in the RSPSP that are not voted? Updated
         6/28/01
- If shareholders vote down the First Union deal, would Wachovia be subject to the breakup fee and would the stock option still be available? Updated 6/28/01
-        What happens if shareholders vote down the merger with First Union?
         Updated 6/25/01
-        What is the make-up of Wachovia's shareholder base? Updated 6/25/01
- Please provide clarity around the process for voting Wachovia shares held in trust. Updated 6/25/01 - Can I vote via Internet or phone for the Aug 3 meeting? Updated 6/25/01
- Will I, as a participant in the Retirement Savings and Profit-Sharing Plan, be able to vote my shares and choose the form of the dividend I take? Updated 6/25/01

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

-        What should I do with proxy cards I receive from SunTrust?
- How will the 401(k) shares be voted? Will my vote as an employee be confidential? As a participant in the Retirement Savings and Profit-Sharing Plan, will I be able to vote my shares and choose the form of the dividend I take?
- Will Wachovia keep employees informed of progress throughout the proxy solicitation?
- I'm a shareholder and would like additional information on this proposal.
-        What is the date of record?
-        When will I receive information about voting?
-        What is the timeline for the proxy process?
-        If the merger is approved, when is the actual closing date?
-        Does it matter when I vote?
-        What happens if I change my mind after I send in my proxy card?
-        Why is it so important that I vote?
-        Why can't I vote for SunTrust?
-        So what's all this material I'm seeing from SunTrust?


BRANCHES

- Do you anticipate that the First Union branches will change their approach to customers who walk into a branch, that is stop directing them to a kiosk or a cube to call a 1-800 number? Updated 6/28/01
- When will all the branches adopt the Wachovia name and when will we move to a single brand? Updated 6/25/01
- Will the ATM fee be waived for Wachovia and First Union customers using each other's machines? Updated 6/25/01
-        Will there be a "branch support" unit in the new organization? Updated
         6/25/01
- How will employees be integrated after the merger? Are we planning to shuffle branch employees from Wachovia to First Union and vice versa? If so, when will we find out? Updated 6/25/01
- As a branch employee, how will the merger affect me directly? For example, how much computer training will be involved to learn new systems? Updated 6/25/01
- We have heard that approximately 300 branches will be closed or divested. Do we know when that will start?
-        What will happen to my branch and the people with whom I work?
- Would the SunTrust proposal not result in fewer job losses and branch closures than the proposed merger with First Union?
- Would the SunTrust proposal cause less upheaval in Wachovia's branch network?

COMMUNITY IMPACT

-        Is Wachovia leaving Winston-Salem?
- How will the proposed merger affect Wachovia's long-standing commitment to community leadership?
- How will the merger with First Union affect jobs, branches and our communities?


CULTURE

-        We've heard a lot of talk about culture. Why?

CUSTOMER SERVICE/CUSTOMER CONCERNS

- Will the ATM fee be waived for Wachovia and First Union customers using each other's machines? Updated 6/25/01
-        What is the timeframe for customer communications?

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

-        What will happen to my accounts?
-        Will this mean higher fees?
-        Are my deposits still FDIC insured?
-        Will my rates change?
-        This upsets me. I'm taking my business to the bank across the street.
-        Will my account numbers change as a result of the merger?
- I was a First Union customer prior to banking with Wachovia, and I had customer service issues. I'm concerned that customer service levels will decline as a result of the merger.
- SunTrust says it is a better fit with Wachovia because its approach to serving customers matches better with Wachovia. Is this true?

                                                                  DEAL SPECIFICS

- If shareholders vote down the First Union deal, would Wachovia be subject to the breakup fee and would the stock option still be available? Updated 6/28/01
- Is Wachovia liable for the $780 million cross-option agreement if the First Union shareholders approve the merger and the Wachovia shareholders do not? Updated 6/25/01
- Explain more about the relative value of the First Union versus SunTrust offer. Updated 6/25/01
- What happens when the value of the proposed deal is affected by changes in stock prices? Updated 6/25/01
- Wachovia communications refer to the First Union deal as a merger of equals, but articles outside Wachovia (newspapers, etc) refer to it as an acquisition. Why is that? Updated 6/25/01
-        On what date will the stock price be set? Updated 6/25/01
- Why did the "due diligence" team members not think information about the proposed merger would leak prior to the announcement on April 16?
- Is there a floor price for the First Union stock before the deal goes through?
- The First Union proposal is described as a merger of equals. Some media reports describe it as a takeover. Could you please explain the disconnect?
- Bud Baker has said that Wachovia is not for sale, and if it were for sale, SunTrust's proposal would be too low. However, the First Union deal was lower than SunTrust's when it was first announced. Why not just put the company up for sale to get the highest possible price?




DIVIDEND OPTION

- Is there anything to prevent Wachovia from raising the dividend to $2.40 to eliminate the guarantee and then reducing it back? Updated 6/28/01
- How does preferred stock work? Will there be a separate market for these shares and do they expire? Updated 6/28/01
-        Do you elect the dividend option if you hold shares in a street name?
         Updated 6/28/01
-        How does the dividend option work for shares held in a 401K? Updated
         6/28/01
- If I take the $2.40 option and later transfer the shares to a trust or gift them to a family member, does the $2.40 dividend option terminate? Updated 6/28/01
- What situation would I be inclined to take a one-time $.48 per share cash payment versus the $2.40 guaranteed dividend? Updated 6/25/01
- Will I, as a participant in the Retirement Savings and Profit-Sharing Plan, be able to vote my shares and choose the form of the dividend I take? Updated 6/25/01
- How does the amended merger agreement protect dividends for Wachovia shareholders?
-        Explain the economics of the different dividend choices?
- Explain the preferred stock and how it will relate to the common stock of the new Wachovia?
-        Is there a tax advantage to either of the dividend choices?
- When do I have to decide which dividend option to take? When I vote on the merger or some time later?
-        Explain the 2-for-1 stock transaction.

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

HUMAN RESOURCES - BENEFITS


-        How will my benefits coverage change?
-        What happens to my outstanding health insurance claims?
-        Is an employee eligible for Short-term Medical Leave (STML)?
-        How does this impact my reimbursements for Flexible Spending Accounts?
-        What happens to my 401(k)-plan account?
-        Am I still eligible to use ComPsych's services and resources?
- Will Wachovia offer employees with 30 or more years of service early retirement if their age is 45 or more?

HUMAN RESOURCES - COMPENSATION

-        How will I get my paycheck on payday?
-        Will the merger result in better pay increase in the future?
- Will Wachovia review pay scales and compensation to ensure they are equitable across both organizations?

HUMAN RESOURCES - DISPLACEMENT/SEVERANCE

-        If I am displaced, what Career Transition support will be offered?
- If I live and work in Winston-Salem, and I am offered a position in Charlotte and turn down the offer, will I be eligible for severance?
-        What is the severance package?

HUMAN RESOURCES - LEARNING

- How will tuition reimbursement be handled for regular college classes toward degrees, for those in certification classes, and/or for those in series license classes?

HUMAN RESOURCES - RELOCATION

- What if I am offered a position that requires relocation to Charlotte or another city? Updated 6/25/01
- How many people in Winston-Salem will be affected by moving the headquarters to Charlotte?
-        Will the Atlanta headquarters move to Charlotte, too?

HUMAN RESOURCES - SELECTION PROCESS

-        Will I have a job in the new organization?
-        In light of the hiring freeze, what happens to current open positions?
-        I just posted for a job; is my posting going to be on hold?
-        When will we know if our jobs will be impacted?

HUMAN RESOURCES - OTHER

- Can an employee receive an annual performance review or a merit increase?
- Would the SunTrust proposal not result in fewer job losses and branch closures than the proposed merger with First Union?

                                                                     INTEGRATION

- We keep hearing about the three-year integration process. When does this period begin? Updated 6/28/01
- Will First Union branches discontinue providing primary customer service by directing customers to a kiosk to call a 1-800 number? Updated 6/28/01
- How soon after the merger will we start working under the new structure? Updated 6/25/01

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

-        Where will Asset and Wealth Management be headquartered? Updated
         6/25/01
-        What type of platform system will be used? Updated 6/25/01
- Please give specifics about the commercial model for delivery in the new Wachovia. Updated 6/25/01
-        What is the plan/progress of the retail restructuring? Updated 6/25/01
- When will all the branches adopt the Wachovia name? When can we move to a single brand? Updated 6/25/01
- Will the ATM fee be waived for Wachovia and First Union customers using each other's machines? Updated 6/25/01
-        Will there be a "branch support" unit in the new organization? Updated
         6/25/01
- How will employees be integrated after the merger? Are we planning to shuffle branch employees from Wachovia to First Union and vice versa? If so, when will we find out? Updated 6/25/01
- As a branch employee, how will the merger affect me directly? For example, how much computer training will be involved to learn new systems? Updated 6/25/01
- We have heard that First Union's checking account numbers are not changing and Wachovia's checking account numbers will change? Is this true?
- Why are we continuing with the First Union merger when the shareholders have not yet approved the deal?
-        Can I use a First Union ATM or do business at a First Union branch?
-        Will Wachovia's high level of customer service continue?

-

LAWSUITS

- Why are so many lawsuits being filed? Will these lawsuits interfere with the shareholder vote? Updated 6/25/01
-        Why did Wachovia give SunTrust the list of its shareholders? Updated
         6/25/01
- Is there a possibility that class action suits filed by Wachovia shareholders will stop the merger?

                                                                MERGER RATIONALE

-        Why does Wachovia have to merge with anyone? Updated 6/28/01
- Explain where the numbers came from that were used in the forecast of performance for the First Union/Wachovia combination and the SunTrust/Wachovia combination. Updated 6/25/01
- What does it mean to be "the finest financial services company in America" versus a bank with a bigger footprint? Updated 6/25/01
- Could you provide examples of other well-known companies who have successfully completed a "merger of equals" and any examples of failed hostile takeovers? Updated 6/25/01
- Wachovia communications refer to the First Union deal as a merger of equals, but articles outside Wachovia (newspapers, etc) refer to it as an acquisition. Why is that? Updated 6/25/01
-        Why the proposed merger now and why with First Union?
- I don't know much about First Union. What does it have to offer? What is it like?
- I was a First Union customer prior to banking with Wachovia, and I had customer service issues. I'm concerned that customer service levels will decline as a result of the merger.
- SunTrust says it is a better fit with Wachovia because its approach to serving customers matches better with Wachovia. Is this true?
- SunTrust has a much better financial record than First Union, and its stock has outperformed First Union's. Why do we believe that First Union, therefore, is a better merger partner?
- Shouldn't we be worried about First Union's problems with previous acquisitions?
- Wachovia has said that its proposed merger with First Union provides greater value to Wachovia's shareholders and provides greater accretion. Please explain why it is better for the Wachovia shareholder and what exactly this all means?
- Bud Baker has said that Wachovia is not for sale, and if it were for sale, SunTrust's proposal would be too low. However, the First Union deal was lower than SunTrust's when it was first announced. Why not just put the company up for sale to get the highest possible price?

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

- Why is the proposed First Union merger preferable to the SunTrust proposal?
- Why were Wachovia's executives having merger discussions with other banks?
-        Why weren't employees made aware of merger discussions?
- Many Wachovians have long believed that if Wachovia did do a merger, it would be with SunTrust. We've had talks with them ongoing for years and most recently last December. Why are we doing a merger of equals with First Union, and why are we not merging with SunTrust?
- SunTrust proposes a higher price than First Union. How can we turn it down?
- The recent investor conference painted a very bright picture for Wachovia's future with sound strategies for delivering growth. Why should Wachovia merge with another company at this time?

ONGOING GENERAL BUSINESS

-        When will projects that have been put on hold continue? Updated 6/25/01
- Was the recent decision to sell the Bank Card Division a strategic move in conjunction with the First Union merger or was this a coincidence?
- How will the credit card sale affect the proposed merger between First Union and Wachovia?

ORG. STRUCTURE/LEADERSHIP

-        Will the Atlanta headquarters move to Charlotte, too?
-        Is there an Asset and Wealth Management Group at First Union?
-        Will Winston-Salem be the regional headquarters of the new Wachovia?
-        Organization chart/structure
-        General Banking - State and Regional Leadership

SUNTRUST


- If SunTrust waits until the shareholder meeting to submit proxy cards, will those cards effectively trump any proxy cards Wachovia submits for the same accounts? Updated 6/28/01
- Did the Wachovia board review the Sun Trust proposal before rejecting it? Updated 6/28
-        Explain the issues surrounding the Coke stock held by SunTrust. Updated
         6/25/01
- What actions do we expect SunTrust to take before the shareholder meeting? Updated 6/25/01
- Explain more about the relative value of the First Union versus SunTrust offer. Updated 6/25/01
-        Why did Wachovia give SunTrust the list of its shareholders? Updated
         6/25/01
- I have heard that SunTrust wanted to use pooling, rather than purchase accounting, which is the proposed method for the First Union and Wachovia merger. What is the difference?
- Does the board's decision mean the SunTrust proposal will not go forward?
-        Why did Wachovia's board reject the SunTrust proposal?
- Why is the proposed First Union merger preferable to the SunTrust proposal?
- Would the SunTrust proposal not result in fewer job losses and branch closures than the proposed merger with First Union?
-        How does the SunTrust proposal affect me as an employee?
- SunTrust says it is a better fit with Wachovia because its approach to serving customers matches better with Wachovia. Is this true?
- SunTrust claims its offer involves less risk than the First Union proposal and that it has the ability to execute a large merger. What is your response?
-        SunTrust says it has a clean slate for a transaction. Is this true?
- Would the SunTrust proposal cause less upheaval in Wachovia's branch network?
- Would the SunTrust proposal be less likely to affect the relationship I have with my banker?

- Many Wachovians have long believed that if Wachovia did do a merger, it would be with SunTrust. We've had talks with them ongoing for years and most recently last December. Why are we doing a merger of equals with First Union, and why are we not merging with SunTrust?
- Could you tell us more about the well-publicized disagreement between SunTrust and Wachovia in the asset and wealth management area?
- SunTrust proposes a higher price than First Union. How can we turn it down?
- SunTrust has a much better financial record than First Union, and its stock has outperformed First Union's. Why do we believe that First Union, therefore, is a better merger partner?
-        What should I do with proxy cards I receive from SunTrust?
-        Why can't I vote for SunTrust?
-        So what's all this material I'm seeing from SunTrust?

OTHER

-        Are all First Union employees seeing the same video as Wachovians?
         Updated 6/28/01
-        Are "Town Hall" meetings being planned in our client communities?
         Updated 6/28/01
- I have heard that every employee has an ambassador who is my ambassador? Updated 6/28/01
- Is the distribution of our shareholder list in violation of Wachovia's stated privacy policy? Updated 6/28/01
- Explain the financial impact of litigation, PR firms, and investment bankers on the 2001 plan. Updated 6/25/01
-        Any potential for a third bid from another bank? Updated 6/25/01
-        How will option-holders and holders of restricted stock be handled?
         Updated 6/25/01
-        Where can I get additional information about the merger? Updated
         6/25/01

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



ADVERTISING CAMPAIGN


ANNUAL MEETING - GENERAL

Q:       Where will the shareholder meeting be held? Updated 6/28/01
A: The Wachovia shareholder meeting will be held on August 3 at 10:30 a.m. in the Benton Convention Center located at 301 W. 5th St. in Winston-Salem, N.C.

Q: If my shares are held in a street name - Merrill Lynch for example - can I attend the shareholders meeting and do I need any identification? Updated 6/28/01
A: If you wish to attend the annual meeting and your shares are held in the name of a broker, trust, bank or other nominee, you must bring a letter or other confirmation from the broker, trustee or nominee with you to confirm your beneficial ownership of the shares.

Q: When will shareholders vote? Is there a possibility that the shareholders will not approve the deal?
A: Once shareholders received their proxy materials, they can vote any time up to the Aug. 3 shareholders meeting. They can vote by mailing in their proxy or by submitting a ballot at the shareholder's meeting. Mailed proxies must be received before the shareholders meeting. Shareholders may change their vote by submitting another proxy card. The proxy card with the latest date will determine their vote.
         There is always a possibility that the shareholders will not approve the merger.

ANNUAL MEETING - PROXY

Q: What if a shareholder brings their proxy card to the bank for us to mail? Updated 6/28/01
A: If shareholders bring their proxy cards to the branch, employees should instruct them to return their proxy cards using the business reply envelope provided with their proxy materials. Only if a shareholder has misplaced his or her return envelope should branch employees offer to take the proxy card, which then should be sent to MacKenzie Partners via FedEx to the address below:

                  MacKenzie Partners, Inc.
                  156 Fifth Avenue
                  New York, NY 10010

Q: If I will be traveling for an extended period and will not have access to my mail, how can I obtain proxy materials? Updated 6/28/01
A: Because this vote is considered a proxy contest, Wachovia shareholders must submit their proxy by mail or vote in person at the shareholders meeting. Internet and telephone voting will not be accepted. You can contact Wachovia's proxy solicitor, MacKenzie Partners at 800-322-2885 to have proxy materials sent to you.

Q:       How many shares are outstanding? Updated 6/28/01
A:       Wachovia has approximately 203 million outstanding shares of stock.

Q: How many shares does the current board of directors hold as a group, and what is the breakdown by individuals? Updated 6/28/01
A: As of February 2001, directors and executive officers of Wachovia as a group held approximately 2.3 million shares or approximately 1.12 percent of shares outstanding. The following information regarding shares held by Wachovia board members was provided to shareholders in March 2001: F. Duane Ackerman, 2,223; Leslie M. Baker, Jr., 498,645; James S. Balloun, 2,250; Peter C. Browning,

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         1,450; John T. Casteen, III, 2,137; Jean E. Davis, 56,466; Mickey W.
         Dry, 242,929; Thomas K. Hearn, Jr., 3,148; George W. Henderson, III, 3,459; W. Hayne Hipp, 7,770; Robert A. Ingram, 1,700; George R. Lewis, 6,439; Elizabeth Valk Long, 2,100; Robert S. McCoy, Jr., 178,369; Lloyd
         U. Noland, III, 90,348; Morris W. Offit, 489,201; G. Joseph Prendergast, 237,325; Sherwood H. Smith, Jr., 9,129; John C. Whitaker, Jr., 5,522; Dona Davis Young, 400.

Q: If SunTrust waits until the shareholder meeting to submit proxy cards, will those cards effectively trump any proxy cards Wachovia submits for the same accounts? ? Updated 6/28/01
A: The proxy card with the latest date will be the proxy card that counts, not necessarily the last proxy card submitted. Wachovia shareholders should be encouraged to vote all their WHITE proxy cards when they receive them and ignore the BLUE proxy cards from SunTrust.

Q:       What happens to shares held in the RSPSP that are not voted? Updated
         6/28/01
A: In accordance with the plan document governing the RSPSP, any unvoted shares held in the plan will be voted by an independent fiduciary.

Q: If shareholders vote down the First Union deal, would Wachovia be subject to the breakup fee and would the stock option still be available? Updated 6/28/01
A: If Wachovia shareholders do not approve the merger, First Union has the option to purchase up to 19.9 percent of Wachovia common shares under certain circumstances described specifically in the proxy statement until after the termination of the merger agreement on Jan. 16, 2002.

Q: What happens if shareholders vote down the merger with First Union? Updated 6/25
A: Wachovia's management and board of directors will return to implementing the company's strategic plan without First Union. Wachovia does not believe the strategic plan is as compelling for shareholders as the new Wachovia would be, but it's a solid plan, and it will produce attractive returns for shareholders.

Q:       What is the make-up of Wachovia's shareholder base? Updated 6/25/01
A: Institutional investors hold approximately 51 percent of Wachovia's outstanding shares and retail investors hold 49 percent. About 8 percent of Wachovia's outstanding stock is held by employees.

Q: Please provide clarity around the process for voting Wachovia shares held in trust. Updated 6/25/01
A: Because of the perception of a possible conflict of interest, Wachovia will select an independent fiduciary for those trusts that Wachovia is the sole fiduciary. This independent fiduciary will act as a limited-power trustee for the purpose of voting the shares concerning the proposed merger of Wachovia and First Union. For trusts in which Wachovia serves as co-trustee, Wachovia will ask the co-trustee to vote the shares concerning the proposed merger. For the Retirement Savings and Profit-Sharing Plan, plan participants who hold Wachovia stock will be able to vote their shares through a process that ensures confidentiality. In accordance with the plan document governing the RSPSP, any unvoted shares held in the plan will be voted by the independent fiduciary

Q:       Can I vote via Internet or phone for the August 3 meeting? Updated
         6/25/01
A: Wachovia shareholders must submit their proxy by mail or vote in person at the shareholders meeting. Internet and telephone voting will not be accepted.

Q: Will I, as a participant in the Retirement Savings and Profit-Sharing Plan, be able to vote my shares and choose the form of the dividend I take? Updated 6/25/01
A: For the Retirement Savings and Profit-Sharing Plan, plan participants who hold Wachovia stock will be able to vote their shares through a process that ensures confidentiality. In accordance with the plan document governing the RSPSP, any unvoted shares held in the plan will be voted by an independent fiduciary. A decision has not been made yet in regard to choosing an option for dividends. A plan trustee probably will select one of the options on behalf of all participants.

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Q:       What should I do with proxy cards I receive from SunTrust? Updated
         6/25/01
A: The WHITE proxy card comes from Wachovia. Be sure to sign it, date it and send it back prior to the Aug. 3 shareholders meeting. SunTrust's card will be BLUE. You should feel free to discard it.

Q: How will the 401(k) shares be voted? Will my vote as an employee be confidential? As a participant in the Retirement Savings and Profit-Sharing Plan, will I be able to vote my shares and choose the form of the dividend I take?
A: You will be able to vote your proportionate shares of Wachovia stock held in the RSPSP. Proxy votes for shares owned by employees in the RSPSP, ESOP (IJL) and 401k (RSB) plans will be tabulated by an independent company and then passed in aggregate to the trustee for voting purposes, thereby maintaining confidentiality. Shares owned by employees through a brokerage firm (i.e. IRA accounts), will be confidential as the shares are held in the broker's name. Shares listed in an employee's name and held outside of the above categories, including shares purchased through Wachovia's Dividend Reinvestment and Common Stock Purchase Plan, will be included in the vote results received by Wachovia's corporate secretary. Wachovia will respect the discretion of employees and their right as shareholders to vote their conscience and will not reward or penalize employees based on how they vote for the proposed merger. A decision has not been made yet in regard to choosing an option for dividends. A plan trustee probably will select one of the options on behalf of all participants.

Q: Will Wachovia keep employees informed of progress throughout the proxy solicitation?
A: The proxy statement was mailed to shareholders in late June, and Wachovia has begun a campaign to solicit support for the merger with First Union. Employees will receive information about the proxy solicitation throughout the period leading up to the shareholders meeting. Visit the Merger Matters site on WNFO for the latest information.

Q: I'm a shareholder and would like additional information on the proposed merger.
A: You can obtain a free copy of the preliminary version of the joint proxy statement/prospectus, as well as other information about First Union and Wachovia, at the Security and Exchange Commission's Internet site, http://www.sec.gov. You also will be able to obtain a copy of the joint proxy statement/prospectus once it is available from First Union's Investor Relations Department, One First Union Center, 301 South College St., Charlotte, N.C. 28288-0206, (704) 374-6782, or from Wachovia's Investor Relations Department, 100 N. Main St., Winston-Salem, N.C. 27150, 888-492-6397.

Q:       What is the date of record?
A: June 12, 2001 was the date of record. All Wachovia shareholders who owned shares at the end of business June 12, 2001, will be eligible to vote those shares on the merger.

Q:       When will I receive information about voting?
A: Wachovia mailed its proxy statement in late June. This statement explains the merger in detail. Shareholders will receive a WHITE Wachovia proxy card, which should be returned prior to the August 3 shareholders meeting.

Q:       What is the timeline for the proxy process?
A: Proxy cards must be received before the beginning of the shareholder meeting on August 3, or shareholders can vote by ballot at the meeting. The results could be announced that day; but it often takes two or three weeks to complete the count. First Union's vote is on July 31.

Q:       If the merger is approved, when is the actual closing date?
A: The actual closing, when the two companies become one, will take place as soon as possible after the merger is approved.

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Q:       When should I vote?
A: Your proxy card must be received before the beginning of the shareholders' meeting on August 3 or you can vote by ballot at the shareholders meeting. We urge you to vote your WHITE Wachovia proxy card as soon as you receive the proxy materials.

Q:       What happens if I change my mind after I send in my proxy card?
A: You can change your vote by sending in a new proxy card (you can get one from our proxy solicitor at 800-322-2885). The card with the latest date is the one that gets counted.


Q:       Why is it so important that I vote?
A: Wachovia needs a majority (50 percent plus 1 share) of all the outstanding shares not just a majority of the shares that vote. Therefore any shareholders abstaining or not returning a proxy card will, in effect, be counted as voting against the proposed merger with First Union.

Q:       Why can't I vote for SunTrust?
A: SunTrust does not have a merger agreement on which to vote. SunTrust is only asking Wachovia shareholders to vote against the proposed First Union merger.


Q:       So what's all this material I'm seeing from SunTrust?
A: SunTrust plans to send its own proxy to Wachovia shareholders requesting them to allow SunTrust to vote their shares against Wachovia's merger with First Union. If shareholders turn down the proposed merger with First Union, SunTrust believes the path will be cleared for them to acquire Wachovia. That is not the case.



BRANCHES

Q: Will First Union branches discontinue providing customer service primarily by directing customers to a kiosk to call a 1-800 number? Updated 6/28/01
A: This is yet to be determined. Business unit reviews are continuing to take place. Information will be communicated as decisions are made and well in advance of any change. Management teams of both Wachovia and First Union are committed to providing exceptional service to customers during the merger and beyond. Throughout this process, customers will remain the top priority.

Q: When will all the branches adopt the Wachovia name and when will we move to a single brand? Updated 6/25/01
A: The integration process will take place over two to three years to ensure a smooth transition. A decision about when branches will adopt the new brand has not been made yet. Once a decision has been made, it will be communicated well in advance of the conversion.

Q: Will the ATM fee be waived for Wachovia and First Union customers using each other's machines? Updated 6/25/01
A:       Yes, once the merger is complete.

Q:       Will there be a "branch support" unit in the new organization? Updated
         6/25/01
A: This is yet to be determined. Business unit reviews are continuing to take place. Information will be communicated as decisions are made and well in advance of any change.

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Q:       How will employees be integrated after the merger? Are we planning to shuffle branch employees from Wachovia to First Union and vice versa? If so, when will we find out? Updated 6/25/01
A: We are still in the process of determining the organizational structure, staffing, location, etc., for the new Wachovia. Information will be communicated as decisions are made and well in advance of any change.

Q: As a branch employee, how will the merger affect me directly? For example, how much computer training will be involved to learn new systems? Updated 6/25/01
A: The integration process will take place over a two to three year period to ensure a smooth transition. This time period will enable us to educate and prepare employees for changes that may take place.

Q: We have heard that approximately 300 branches will be closed or divested. Do we know when that will start?
A:       Expected branch closings fall into three categories:
         Required divestitures. Federal regulatory agencies and the Department of Justice are expected to require the new Wachovia to divest branches in markets where the new company will control a significant portion of that market's deposits. We anticipate that these regulatory divestitures will be announced in the second quarter 2001, with divestiture transactions taking place in the months following the consummation of the merger.
         Branch consolidations caused by overlapping market areas. First Union and Wachovia do have branches that are very near each other. We are working on a plan to determine if there are opportunities to consolidate those branches. There are a number of considerations (such as customer impact, branch size, capacity, building lease agreements) for determining if a consolidation is possible. We would anticipate that these consolidations will take place around the time of the operations and systems conversion. These consolidations will make up the majority of the projected branch closures. No branch closings of this type will take place for a year after the merger is complete. Normal-course-of-business consolidations. Even without the merger announcement, both First Union and Wachovia are reviewing their branch networks on a regular basis. During the course of those reviews, branch consolidations may be identified. While the number of these type of closures will be limited, you may see some between now and the merger operations and systems conversions.

Q:       What will happen to my branch and the people with whom I work?
A: You will not see any changes immediately, so continue doing business as normal. Any decisions about locations, products or services will not be made until an extensive review is completed by a team from both companies and advance notice given to customers. We envision a three-year transition and will keep you posted along the way.

Q: Would the SunTrust proposal not result in fewer job losses and branch closures than the proposed merger with First Union?
A: That depends on how you look at it. Less job losses are projected with the SunTrust proposal. That proposal projects 4,000 job losses out of a combined 48,200 jobs and does not mention attrition as a portion of those. The transaction with First Union has projected 7,000 job losses, with about half of those coming through attrition. "Attrition" refers to the normal, voluntary exit of employees from the organization for personal or other reasons (e.g., for retirement, to pursue other opportunities, to move to another area, etc.). To reduce the number of involuntary job losses resulting from the merger, many of the open positions created by voluntary attrition will not be filled. Also, the SunTrust proposal does not project what percentage of Wachovia jobs would be included in the 4,000. Given the nature of SunTrust's hostile offer, the impact of job losses likely would be borne largely by Wachovia. An analysis of the number of branches that would be divested or consolidated indicates that there would be approximately 300 branch closures spread across a five-state area with the First Union transaction. Normal attrition is expected to offset the impact on jobs related to branch closures in the First Union transaction. SunTrust's proposal suggests there would be 150 to 175 branch closings, but those would be concentrated in three states, with the greatest impact being on Georgia and Virginia. The SunTrust proposal does not mention attrition.

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Q:       Would the SunTrust proposal cause less upheaval in Wachovia's branch network?
A: The SunTrust proposal projects 150 to 175 branch closings concentrated in three states, with the greatest impact being on Georgia and Virginia. The First Union transaction projects approximately 300 branch closings spread across a five-state area. Wachovia and First Union officials have committed to a deliberate process to minimize any negative impact on customers and employees. No branches will close for at least a year after the merger is consummated, unless required by regulatory agencies, providing time to minimize any customer impact.


COMMUNITY IMPACT

Q:       Is Wachovia leaving Winston-Salem?
A: The new Wachovia will continue to have a significant presence in Winston-Salem. The new Wachovia Corporation's headquarters will be in Charlotte, but Wachovia will maintain a high level of commitment to Winston-Salem. Winston-Salem will serve as the regional headquarters for North Carolina and South Carolina Banking.

Q: How will the proposed merger affect Wachovia's long-standing commitment to community leadership?
A: Wachovia and First Union have announced a Community Commitment for the new Wachovia designed to serve the needs of its combined communities. The new Wachovia will be able to offer a broader range of products and services designed to meet the needs of the low- and moderate-income individuals and small businesses. Both companies also will sponsor a wide variety of consumer education initiatives, including financial educational seminars, and continue the support of technology in education. Each company has a well-recognized culture of volunteerism that encourages employees to become actively involved in community organizations. The Community Commitment - for states where both companies reside, including Florida, Georgia, North Carolina, South Carolina and Virginia - will be a minimum of $35 billion, including $20 billion in small business lending, $9 billion in affordable mortgages, and $6 billion in community development lending and investments. For more information about Wachovia's community activities, see The Community & Wachovia section of wachovia.com and the In the Community overview section of www.firstunion.com.

Q: How will the merger with First Union affect jobs, branches and our communities?
A: There will be some job losses and branch closings as a result of the merger with First Union. But the merger-of-equals means that the best people and activities will be retained from both companies. Both companies will work together to make sure that what we do is the best for employees, customers, investors and communities.




CULTURE

Q:       We've heard a lot of talk about culture. Why?
A: Culture is a way of describing how a company does business, including its attitude about employees and customers. Key leadership from Wachovia believes the most important characteristic of this merger is how we will do business and how we will build relationships with our customers. A special committee has been created to work on this process.

CUSTOMER SERVICE/CUSTOMER CONCERNS

Q: Will the ATM fee be waived for Wachovia and First Union customers using each other's machines? Updated 6/25/01

A:       Yes, once the merger is complete.

Q:       What is the timeframe for customer communications?
A: Our intention is to communicate regularly with customers as decisions are made. Wachovia mailed its proxy materials in late June. Communications are being distributed on WNFO, wachovia.com and in print form to updated employees on the progress of the merger and answer questions and issues as they arise. Also, we are communicating regularly with branch staff and other personnel with customer contact so that they are prepared to communicate with their customers. Wachovia television and radio advertising is continuing in major markets and several lines of business will have newspaper and radio ads running during the next few months to promote specific initiatives or products. Overall, our intention is to stay in front of our customers with our messages about the new Wachovia's commitment to customer relationships and superior customer service.

Q:       What will happen to my accounts?
A: There will be no immediate changes to any products or accounts. Any enhancements or changes in the future will be communicated in advance. Please continue to do business as usual.

Q:       Will this mean higher fees?
A: There will be no changes to accounts or fee structures at this time. We expect to remain competitive in our pricing. As with anything else, if any changes are necessary in the future, you will receive communication well in advance.

Q:       Are my deposits still FDIC insured?
A: Yes. If you currently have deposits at both First Union and Wachovia that are under the same ownership category, your deposits at each bank will continue to be insured separately for a period of six months after the bank merger. After this transition period, your funds will be combined for the purpose of determining the amount of your FDIC coverage. Special rules apply to Certificates of Deposit, which may extend your insurance coverage beyond this six-month period. If you will have more than $100,000 in total deposits in the combined bank after the six-month period, we can discuss with you different ways that your funds may be fully insured at Wachovia. Additional information will be provided to you closer to the time of the bank merger. The date of the bank merger, which follows the corporate merger that is expected to occur in third quarter, has not been determined.

Q:       Will my rates change?
A: There will be no change due to the merger announcement. We expect to remain competitive in our pricing. As with anything else, if any changes are necessary in the future, you will receive communication well in advance. Please continue doing business as usual.

Q: This merger upsets me. I'm taking my business to the bank across the street.
A: I appreciate your concerns. Change is uncomfortable for everyone, but I hope you will reconsider. We very much want your business. Wachovia and First Union are committed to working together to provide high-quality service and a broad range of banking products at a reasonable price.

Q:       Will my account numbers change as a result of the merger?
A: It is too soon in the merger process to tell. We will let you know as soon as possible. If account number changes are necessary, we will work with you to make the transition to new account numbers as easy as possible.

Q: I was a First Union customer prior to banking with Wachovia, and I had customer service issues. I'm concerned that customer service levels will decline as a result of the merger.
A: First Union has made great progress in the area of customer service, especially during the last year and a half. Management teams of both Wachovia and First Union are committed to providing exceptional service to customers during the merger and beyond. Throughout this process, customers will remain the top priority.

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Q:       SunTrust says it is a better fit with Wachovia because its approach to serving customers matches better with Wachovia. Is this true?
A: The issue that has always prevented a successful combination has been the basic concept of how to do business. This includes how to approach customers and how to organize the company in order to reach customers and do business with them effectively. During discussions with SunTrust senior management found enormous differences in the way Wachovia approaches relationships with customers and employees. Our experience indicates that First Union shares Wachovia's commitment to customer relationships and superior customer service. Our strategies and business models are strikingly similar to each other.

DEAL SPECIFICS

Q: If the shareholders vote down the First Union deal, would Wachovia be subject to the breakup fee to First Union and would the stock option still be available? Updated 6/28/01
A: If Wachovia shareholders do not approve the merger, First Union has the option to purchase up to 19.9 percent of Wachovia common shares under certain circumstances described specifically in the proxy statement until termination of the merger agreement on Jan. 16, 2002.

Q: Is Wachovia liable for the $780 million cross-option agreement if the First Union shareholders approve the merger and the Wachovia shareholders do not? Updated 6/25/01
A: If shareholders do not approve the merger, Wachovia is not liable for the payment.

Q: Explain more about the relative value of the First Union versus SunTrust offer. Updated 6/25/01
A: Since both the definitive merger agreement with First Union and SunTrust's proposed acquisition rely on an exchange of their stock for Wachovia stock, the value of these stocks in the future is the key determinant of the value of either proposal.

Q: What happens when the value of the proposed deal is affected by changes in stock prices? Updated 6/25/01
A: Wachovia shareholders will receive two First Union shares for one Wachovia share on the day the merger closes. The dollar value of the stock exchange may fluctuate with the market price of First Union stock and will not be set at the time shareholders vote on the merger. The exchange ratio of two shares of First Union common stock for one share of Wachovia common stock is fixed and will stay the same, even if the market prices of each company's stock change. The proposed merger of Wachovia and First Union is based on a fixed exchange ratio that is intended to capture the relative contribution of each company based on fundamental financial factors.

Q: Wachovia's communications refer to the First Union deal a merger of equals, but articles outside Wachovia (newspapers, etc) refer to it as an acquisition. Why is that? Updated 6/25/01
A: This is a merger of equals because it offers the opportunity to select the best from each company and to present an incredible array of products that will carry this company forward in the future. This opportunity cannot be achieved in a purchase, because in a purchase only one side of the equation will be filled. Both First Union and Wachovia are committed to blending the best of both companies. This can be seen in the significant number of Wachovians who have been named as part of the senior management of the combined company and the melding of the best of both companies' policies and practices.

Q:       On what date will the stock price be set? Updated 6/25/01
A: The stock prices for the stock exchange will be set on the day the transaction is closed.

Q: Why did the "due diligence" team members not think information about the proposed merger would leak prior to the announcement on April 16?
A: Wachovia and First Union signed confidentiality agreements and had developed an extensive communication plan to make the announcement internally first. The plan took advantage of every communication channel available to Wachovia - meetings with managers to be followed by meetings with employees, voice mail, e-mail, WNFO and wachovia.com - to disseminate the information. The information apparently was leaked to the press by someone at an outside company advising one of the two companies. It was disappointing to see the announcement appear in the news before Wachovia and First Union communicated this announcement to their employees.

Q:       Is there a floor price for the First Union stock before the deal goes through?
A:       No.

Q: The First Union proposal is described as a merger of equals. Some media reports describe it as a takeover. Could you please explain the disconnect?
A: Both First Union and Wachovia are committed to blending the best of both companies. This can be seen in the significant number of Wachovians who have been named as part of the senior management of the combined company and the melding of the best of both companies' policies and practices.

Q: Bud Baker has said that Wachovia is not for sale, and if it were for sale, SunTrust's proposal would be too low. However, the First Union deal was lower than SunTrust's when it was first announced. Why not just put the company up for sale to get the highest possible price?
A: The strategic merger of equals with First Union offers the opportunity to select the best from each company and to present an incredible array of products that will carry this company forward in the future. This opportunity cannot be achieved in a purchase, because in a purchase only one side of the equation will be filled. If Wachovia were acquired, we would be subject to the whims of some other management group. As a result of due diligence conducted with SunTrust last December, Wachovia does not believe that SunTrust is positioned to deliver the breadth and depth of product capability to serve customers in a manner that will sustain future growth.



DIVIDEND OPTION

Q: Is there anything to prevent Wachovia from raising the dividend to $2.40 to eliminate the guarantee and then reducing it back? Updated 6/28/01
A: Directors will declare dividends based on a company's financial performance. The dividend rights on the preferred shares, also called dividend equalization preferred shares or DEPs, will terminate when the total dividends paid on the combined company's common stock over four consecutive quarters reaches the equivalent of what would have been paid at Wachovia's current dividend rate ($2.40 per Wachovia share). It would not be a prudent business decision for Wachovia to raise the dividend for all shareholders for four consecutive quarters in order to terminate the DEPs.

Q: How does preferred stock work? Will there be a separate market for these shares and do they expire? Updated 6/28/01
A: The preferred shares, referred in the proxy statement as dividend equalization preferred shares or DEPs, are intended to give current Wachovia shareholders a continuing right to receive quarterly dividends, when declared by the board of directors, equal to Wachovia's current rate of $.60 per share, rather than First Union's current rate of $.24 per share (which would be equivalent to $.48 in the two for one stock exchange). Wachovia shareholders who choose to receive DEPs in the merger will be entitled to receive an additional dividend each quarter that will make up any difference between the common stock dividend declared by the combined company and $.30. For example, the DEPs dividend will be $.06 per share if the common stock dividend is $.24 per share, bringing the total to $0.30 per quarter. Because the exchange ratio converts each applicable Wachovia common share into two DEPs, this dividend is intended to preserve the effect of the $.60 quarterly dividend that Wachovia

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

         shareholders currently receive. The dividend rights on the DEPs will terminate when the total dividends paid on the combined company's common stock over four consecutive quarters reaches the equivalent of what would have been paid at Wachovia's current dividend rate ($2.40 per Wachovia share). Dividends on the DEPs will be cumulative, which means that even if they are not paid in a particular quarter they will continue to be owed to the holder of DEPs. A Wachovia shareholder electing DEPs also will receive two DEPs per Wachovia common share. There currently is no market for the DEPs. First Union has agreed to use reasonable efforts to cause the DEPs to be listed or quoted on an interdealer quotation system. However, we do not know if a listing or quotation will be possible or if a market for the DEPs will develop. The DEPs may be redeemed, at the combined company's option and with 30 to 60 days prior notice, after December 31, 2021, for an amount equal to $.01 per DEP, together with any accrued and unpaid dividends. Voting
         Rights: Holders of DEPs will not have voting rights, except those required by applicable law or the rules of a securities exchange or quotation system on which the DEPs may be listed or quoted.

Q: Do you elect the dividend option if you hold shares in street name? Updated 6/28/01
A: Shareholders who hold Wachovia shares in a street name will be able to choose a dividend option. At the completion of the merger, Wachovia shareholders will receive a letter containing instructions about the exchange of stock certificates and an election form to choose a dividend option. If shareholders do not elect an option within 90 days after completion of the merger, they will receive the $.48 cash payment per Wachovia share.

Q:       How does the dividend option work for shares held in a 401K? Updated
         6/28/01
A: A decision has not been made yet in regard to choosing a dividend option for 401(k) participants who hold Wachovia stock. A plan trustee probably will select one of the options on behalf of all participants.

Q: If I take the $2.40 dividend option and later transfer the shares to a trust or gift them to a family member, does the $2.40 dividend option terminate? Updated 6/28/01
A: No, the preferred shares, referred to in the proxy statement as dividend equalization preferred shares or DEPs, do not evaporate with a transfer in ownership. The DEPs are intended to give current Wachovia shareholders a continuing right to receive quarterly dividends, when declared by the board of directors, equal to Wachovia's current rate of $.60 per share, rather than First Union's current rate of $.24 per share (which would be equivalent to $.48 in the two for one stock exchange). Wachovia shareholders who choose to receive DEPs in the merger will be entitled to receive an additional dividend each quarter that will make up any difference between the common stock dividend declared by the combined company and $.30. For example, the DEPs dividend will be $.06 per share if the common stock dividend is $.24 per share, bringing the total to $0.30 per quarter. Because the exchange ratio converts each applicable Wachovia common share into two DEPs, this dividend is intended to preserve the effect of the $.60 quarterly dividend that Wachovia shareholders currently receive. The dividend rights on the DEPs will terminate when the total dividends paid on the combined company's common stock over four consecutive quarters reaches the equivalent of what would have been paid at Wachovia's current dividend rate ($2.40 per Wachovia share). Dividends on the DEPs will be cumulative, which means that even if they are not paid in a particular quarter they will continue to be owed to the holder of DEPs. A Wachovia shareholder electing DEPs also will receive two DEPs per Wachovia common share. There currently is no market for the DEPs. First Union has agreed to use reasonable efforts to cause the DEPs to be listed or quoted on an interdealer quotation system. However, we do not know if a listing or quotation will be possible or if a market for the DEPs will develop. The DEPs may be redeemed, at the combined company's option and with 30 to 60 days prior notice, after December 31, 2021, for an amount equal to $.01 per DEP, together with any accrued and unpaid dividends. Voting Rights: Holders of DEPs will not have voting rights, except those required by applicable law or the rules of a securities exchange or quotation system on which the DEPs may be listed or quoted.

Q: What situation would I be inclined to take a one-time $.48 per share cash payment versus the $2.40 guaranteed dividend? Updated 6/25/01

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A:       On a present value basis, shareholders would receive the most for the first year under the $.48 special distribution scenario. A legal opinion on tax treatment has not yet been completed. However, we anticipate that the $.48 special cash payment will receive capital gains treatment. Therefore, this scenario may have tax advantages for shareholders that have owned their shares for more than one year. Please consult your tax adviser and the proxy statement, when available, on this matter.

Q: Will I, as a participant in the Retirement Savings and Profit-Sharing Plan, be able to vote my shares and choose the form of the dividend I take? Updated 6/25/01
A: For the Retirement Savings and Profit-Sharing Plan, plan participants who hold Wachovia stock will be able to vote their shares through a process that ensures confidentiality. In accordance with the plan document governing the RSPSP, any unvoted shares held in the plan will be voted by an independent fiduciary. A decision has not been made yet in regard to choosing an option for dividends. A plan trustee probably will select one of the options on behalf of all participants.

Q: How does the amended merger agreement protect dividends for Wachovia shareholders?
A: The amended merger agreement with First Union provides Wachovia shareholders the ability to continue to receive their existing annual dividend payment of $2.40 per share until such time as together with dividends on the common stock of the combined company the dividend paid by the new Wachovia reaches or exceeds that level. Once the Wachovia/First Union merger is completed, you will have the option to choose either:

         o to receive the preferred security described above providing dividends totaling $2.40 per share per year that you are receiving now until the dividend rate of the new Wachovia rises to that rate. Then you will get the regular dividend on the common stock of the new Wachovia.

         o to receive a special one-time cash payment of $0.48 per share shortly after the closing. Then you can receive the regular new Wachovia common stock dividend, which will start at $1.92 per share per year, for the two shares of new Wachovia common stock you will receive.

         If shareholders do not elect an option within 90 days after completion of the merger, they will receive the $0.48 cash payment per Wachovia share.

         Future dividends will depend on the growth of the combined company.

Q:       Explain the economics of the different dividend choices?
A: For the first year, if declared by the company's board, shareholders would receive effectively the same $2.40 under either option for the new Wachovia as they would under the existing Wachovia annual dividend rate of $2.40. On a present value basis, shareholders would receive more for the first year under the $.48 special cash payment.

Q: Explain the preferred stock and how it will relate to the common stock of the new Wachovia?
A: The preferred stock provides dividends that represents the difference between the dividend Wachovia shareholders currently receive and the dividend that will be paid to other shareholders of the combined company. Once the dividend of the new Wachovia becomes equal to the dividend that Wachovia shareholders currently receive for one year, the dividend on the preferred stock will terminate. After that time, all shareholders of the new company will receive the same dividend.


Q:       Is there a tax advantage to either of the dividend choices?
A: We anticipate that the $0.48 special cash payment will receive capital gains treatment and that receipt of dividends on the preferred stock will be taxed as ordinary income. Therefore, this scenario may have tax advantages for shareholders that have owned their shares for more than one year. Please consult your tax adviser and the proxy statement, when available, on this matter.

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Q:       When do I have to decide which dividend option to take? When I vote on the merger or some time later?

A: At the completion of the merger, Wachovia shareholders will receive a letter containing instructions about the exchange of stock certificates and an election form to choose a dividend option. If shareholders do not elect an option within 90 days after completion of the merger, they will receive the $0.48 cash payment per Wachovia share.


Q:       Explain the 2-for-1 stock transaction.
A: Terms of the merger agreement between Wachovia and First Union call for shareholders of Wachovia to receive two shares of First Union's common stock in exchange for each share of Wachovia's common stock owned on the day the transaction closes.



HUMAN RESOURCES - BENEFITS

Q:       How will my benefits coverage change?
A: Generally, health and welfare benefits will continue as they are through the end of 2001. Transition teams from both organizations are conducting a thorough review of all the benefit plans to determine the benefits for 2002. When decisions are finalized, information will be provided to employees.

Q:       What happens to my outstanding health insurance claims?
A: All medical claims will continue to be processed as normal. Any changes for 2002 will be communicated once they are finalized.

Q:       Is an employee eligible for Short-term Medical Leave (STML)?
A: Employees will continue to be eligible for their current short-term medical leave benefits. Any changes for 2002 will be communicated once they are finalized.

Q:       How does this impact my reimbursements for Flexible Spending Accounts?
A: All reimbursements will continue to be processed as normal. Any changes for 2002 will be communicated once they are finalized.

Q:       What happens to my 401(k) plan account?
A: Your current 401(k) plan (RSPSP) will remain in effect through the end of 2001. Any changes for 2002 will be communicated once they are finalized.

Q:       Am I still eligible to use ComPsych's services and resources?
A: You may continue to use ComPsych's services and resources. Currently a review process is under way. Transition teams from both organizations are reviewing all benefit plans including Work/Life and Employee Assistance Program benefits. As that review is completed, a timeline will be developed as to when any changes would occur. Further communications will be distributed.

Q: Will Wachovia offer employees with 30 or more years of service early retirement if their age is 45 or more?

A: At this time, a special early retirement feature is not under consideration. However, any changes to the benefit plans will be communicated to employees as they occur.

HUMAN RESOURCES - COMPENSATION
------------------------------

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

Q:       How will I get my paycheck on payday?
A:       Your check will continue to be sent as usual.

Q:       Will the merger result in better pay increases in the future?
A: As with all policies and procedures, the performance and merit review process is currently under review by appropriate members from both organizations. Individual and company performance will continue to be key drivers of the pay decision process.

Q: Will Wachovia review pay scales and compensation to ensure they are equitable across both organizations?
A: Compensation will be reviewed as part of the integration process to ensure consistency.

HUMAN RESOURCES - DISPLACEMENT/SEVERANCE
----------------------------------------

Q:       If I am displaced, what Career Transition support will be offered?
A: Career Transition support has always been important to both Wachovia and First Union. As with other programs, the Career Transition program is currently under revision. While the details of the program are yet to be finalized, both organizations are committed to providing a Career Transition program of high quality and value.

Q. If I live and work in Winston-Salem and I am offered a position in Charlotte and turn down the offer, will I be eligible for severance?
A:       Yes.

Q:       What is the severance package?
A: Wachovia's policy for the amount of severance pay and eligibility definitions will be used for employees from both companies who are displaced as a part of the integration process. The process for administering severance is still being reviewed. As the review is finalized, further communications will be made.

HUMAN RESOURCES - LEARNING
--------------------------

Q: How will tuition reimbursement be handled for regular college classes toward degrees, for those in certification classes, and/or for those in series license classes?
A: Decisions regarding tuition reimbursement have not been finalized. Until those decisions are finalized, the process will be handled as it is today.

HUMAN RESOURCES - RELOCATION
----------------------------

Q: What if I am offered a position that requires relocation to Charlotte or another city? Updated 6/25/01
A: If you are offered a position that requires you to relocate to another city, your HRO and Wachovia's relocation services company will assist you with all the necessary arrangements required for a smooth transition. In order to provide the best, most cost effective services, Wachovia requires employees to work with a real estate agent from our approved list of real estate brokers. As an information resource, ComPsych Guidance Resources offers additional assistance during relocation. You may call ComPsych at 888-628-4844 if you need information on the Charlotte area--from cost-of-living and demographic statistics to information on schools, clubs, childcare, churches and more. Just let the Guidance Resources consultant know what your information needs are, and he/she will be glad to assist you. ComPsych also can provide suggestions on how to prepare yourself or your family for the move.

Q: How many people in Winston-Salem will be affected by moving the headquarters to Charlotte?
A: It has not been determined how many jobs will be affected with the new company's headquarters being based in Charlotte.

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

Q:       Will the Atlanta headquarters move to Charlotte, too?
A: The new Wachovia will be headquartered in Charlotte. Atlanta will serve as headquarters for Georgia Banking.


HUMAN RESOURCES - SELECTION PROCESS

Q:       Will I have a job in the new organization?
A: The initial comparison of each organization's structure, technology platforms, internal support systems, etc. (business review process) has just been completed. Once final decisions are made regarding the staffing necessary for the combined organization, employees will be notified of the new company structure and timeline. A team from both companies will work together to build the new team for the new company.

Q:       In light of the hiring freeze, what happens to current open positions?
A: We are currently evaluating all positions to identify critical positions to be filled in this interim period, particularly those that provide service to customers. We will define those positions as soon as possible. Once a decision is final, managers and employees will receive further communications.

Q:       I just posted for a job; is my posting going to be on hold?
A: We are currently evaluating all positions to identify critical positions, particularly those that provide service to customers. We will define those positions as soon as possible. Once a decision is made, employees will receive further information.

Q:       When will we know if our jobs will be affected?
A: Business Unit Review sessions are currently underway. Once final decisions have been made and approved regarding the organizational structure and leadership for each line of business, employees will be notified of the new company structure and timeline for transition.

HUMAN RESOURCES - OTHER
-----------------------

Q: Can an employee receive an annual performance review or a merit increase?
A: Yes, the performance appraisal and merit review process will continue as normal until further decisions are made and communicated.

Q: Would the SunTrust proposal not result in fewer job losses and branch closures than the proposed merger with First Union?
A: The transaction with First Union has projected 7,000 job losses, with about half of those coming through attrition. "Attrition" refers to the normal, voluntary exit of employees from the organization for personal or other reasons (e.g., for retirement, to pursue other opportunities, to move to another area, etc.). To reduce the number of involuntary job losses resulting from the merger, many of the open positions created by voluntary attrition will not be filled.

INTEGRATION

Q: We keep hearing about the three-year integration process. When does this period begin? Updated 6/28/01
A: The three year integration process begins once the merger is consummated.

Q: Will First Union branches discontinue providing customer service primarily by directing customers to a kiosk to call a 1-800 number? Updated 6/28/01
A: This is yet to be determined. Business unit reviews are continuing to take place. Information will be communicated as decisions are made and well in advance of any change. Management teams of both

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

         Wachovia and First Union are committed to providing exceptional service to customers during the merger and beyond. Throughout this process, customers will remain the top priority.


Q: How soon after the merger will we start working under the new structure? Updated 6/25/01
A: The integration process will take place over two to three years to ensure a smooth transition. A decision about when branches will adopt the new brand has not been made yet. Once a decision has been made, it will be communicated well in advance of the conversion.

Q:       Where will Asset and Wealth Management be headquartered? Updated
         6/25/01
A: We are still in the process of determining the organizational structure, staffing. location, etc., for the new Wachovia. As a result, we have not yet identified the headquarters of the Asset and Wealth Management division.

Q:       What type of platform system will be used? Updated 6/25/01
A: The initial comparison of each organization's structure, technology platforms, internal support systems, etc. has been completed. Once final decisions are made regarding the staffing necessary for the combined organization, employees will be notified of the new company structure and timeline. Teams from both companies are work together to build the new team for the new company.

Q: Please give specifics about the commercial model for delivery in the new Wachovia. Updated 6/25/01
A: The mutual comparison of each organization's operations is currently under way. A team from both companies is working together to build the best commercial/retail structure for the combined company. Information will be communicated as decisions are made and well in advance of any change.

Q:       What is the plan/progress of the retail restructuring? Updated 6/25/01
A: The mutual comparison of each organization's operations is currently under way. A team from both companies will work together to build the best commercial/retail structure for the combined company. Information will be communicated as decisions are made and well in advance of any change.

Q: When will all the branches adopt the Wachovia name and when will we move to a single brand? Updated 6/25/01
A: The integration process will take place over two to three years to ensure a smooth transition. A decision about when branches will adopt the new brand has not been made yet. Once a decision has been made, it will be communicated well in advance of the conversion.

Q: Will the ATM fee be waived for Wachovia and First Union customers using each other's machines? Updated 6/25/01
A:       Yes, once the merger is complete.


Q:       Will there be a "branch support" unit in the new organization? Updated
         6/25/01
A: This is yet to be determined. Business unit reviews are continuing to take place. Information will be communicated as decisions are made and well in advance of any change.


Q: How will employees be integrated after the merger? Are we planning to shuffle branch employees from Wachovia to First Union and vice versa? If so, when will we find out? Updated 6/25/01
A: We are still in the process of determining the organizational structure, staffing, location, etc., for the new Wachovia. Information will be communicated as decisions are made and well in advance of any change.

Q: As a branch employee, how will the merger affect me directly? For example, how much computer training will be involved to learn new systems? Updated 6/25/01

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

A: The integration process will take place over a two to three year period to ensure a smooth transition. This time period will enable us to educate and prepare employees for changes that may take place.


Q: We have heard that First Union's checking account numbers are not changing and Wachovia's checking account numbers will change? Is this true?
A: There will be no immediate changes to any products or accounts. Any enhancements or changes in the future will be communicated in advance. Please continue to do business as usual.

Q Why are we continuing with the First Union merger when the shareholders have not yet approved the deal?
A: It is customary to begin integration planning once an agreement in principle is reached. The Wachovia board of directors approved the First Union merger agreement and plans for the merger are proceeding on schedule.

Q:       Can I use a First Union ATM or do business at a First Union branch?
A: There are several steps, including shareholder and regulatory approval, that must be completed before Wachovia customers can begin conducting business at First Union branches or ATMs. We will keep you posted on the process. Until then, please continue doing your banking at Wachovia as normal.

Q:       Will Wachovia's high level of customer service continue?
A: Management teams of both Wachovia and First Union are totally committed to providing exceptional service to our customers during the merger and beyond. You will find that we will deliver the high level of service our customers desire. Throughout this process, customers will remain our top priority.



LAWSUITS


Q: Why are there so many lawsuits being filed? Will these lawsuits interfere with the shareholder vote? Updated 6/25/01
A: Lawsuits are normal in merger situations, especially when a hostile proposal is involved. These lawsuits will not change the terms of the merger agreement upon which shareholders will vote. As a general rule, Wachovia does not comment on pending litigation. Information will be posted on WNFO and wachovia.com as pertinent legal issues are resolved.

Q:       Why did Wachovia give SunTrust the list of its shareholders? Updated
         6/25/01
A: On June 14, 2001, the North Carolina Superior Court ruled in the case of "Theodore J. Hoepner v. Wachovia Corporation" that Mr. Hoepner, vice chairman of SunTrust and owner of 280 shares of Wachovia common stock, as a qualified shareholder "has a statutory right to inspect and copy a "record of (Wachovia) shareholders" under N.C.G.S. ss. 55-16-04. Therefore Wachovia was ordered to provide Mr. Hoepner a list of Wachovia's stockholders, (including name, address, and number of shares registered in the name of each stockholder) by June 20, 2001.

Q: Is there a possibility that class action suits filed by Wachovia shareholders will stop the merger?
A: A possibility always exists, but we believe the lawsuits are without merit and efforts are under way to resolve this issue prior to the legal merger date.

MERGER RATIONALE

Q:       Why does Wachovia have to merge with anyone? Updated 6/28/01
A: The financial services industry has changed dramatically in the past decade. It is rapidly becoming more concentrated and increasingly more competitive.

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         Factors contributing to these changes began in the '90s when inflation and interest rates were subdued. The growth and profit margin of traditional banking services moderated as customers funneled their money into mutual funds for better returns on their investments rather than into the deposits needed by banks to fund loan growth. Similarly, businesses began to meet more of their borrowing needs through alternatives to bank loans, including capital markets. These trends have required financial service companies to evaluate their earnings constantly and to invest in new services as revenue growth slowed from traditional lines of business.

         Wachovia anticipated these changes by entering the brokerage and mutual fund businesses. Later it began securitizing and selling mortgage, credit card and auto loans and offering capital markets services to meet customer's credit needs as growth in deposits slowed. In the '90s Wachovia's executives conducted strategic studies that led to the expansion of capital markets, wealth management and other fee income businesses such as insurance sales.

         Due to the rapid pace of change and shareholder expectations, it became unrealistic to develop these lines of business fast enough internally. That is why Wachovia has been acquiring companies such as Interstate/Johnson Lane, OFFITBANK, DavisBaldwin, Barry Evans Josephs and Snipes, and Hamilton Dorsey Alston.

         More recently, Wachovia's executives considered additional alternatives to strengthen lines of business with higher growth potential and position the company better for the future, including possible merger partners well positioned in faster growing business lines and markets.

         Combining with First Union will give the new Wachovia a much stronger position in brokerage, mutual fund, wealth management and capital markets than it has independently or would have in a merger with SunTrust. The proposed merger with First Union will make it the fourth largest banking company in the country. That, along with other advantages that are expected, should solidify our standing as a formidable competitor and help preserve Wachovia's rich heritage and service culture.

Q: Explain where the numbers came from that were used in the forecast of performance for the First Union/Wachovia combination and the SunTrust/Wachovia combination. Updated 6/25/01
A: The pro forma financial projections for both combinations are based on estimates. In the Wachovia/First Union merger, no provision was made for higher revenue growth that is expected to be achieved. This approach was taken as an offset to the possible slowdown in revenue growth that sometimes occurs in merger integrations.

Q: What does it mean to be "the finest financial services company in America" versus a bank with a bigger footprint? Updated 6/25/01
A: The vision as articulated by Bud Baker and Ken Thompson is to combine the strength of Wachovia's relationship and service orientation with the greater breadth of product and larger footprint of First Union. Merging the companies without a significant premium will enable the two companies to focus on integrating the best of both organizations and building business rather than focusing on eliminating expenses.

Q: Could you provide examples of other well-known companies who successfully completed a "merger of equals" and any examples of failed hostile takeovers? Updated 6/25/01
A: The most frequently mentioned example of a successful merger of equals is the Wells Fargo/Norwest deal. The reasons cited for the success of this combination include the extended integration timeframe in order to minimize customer disruption and the combination of the strengths of both organizations. The most highly publicized failure of a takeover deal is the Wells Fargo/First Interstate transaction. Approximately 150 of the top 200 First Interstate managers left the organization. The integration efforts resulted in major customer service issues, customer departures and large write-offs.

Q: Wachovia's communications refer to the First Union deal a merger of equals, but articles outside Wachovia (newspapers, etc) refer to it as an acquisition. Why is that? Updated 6/25/01

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

A: This is a merger of equals because it offers the opportunity to select the best from each company and to present an incredible array of products that will carry this company forward in the future. This opportunity cannot be achieved in a purchase, because in a purchase only one side of the equation will be filled. Both First Union and Wachovia are committed to blending the best of both companies. This can be seen in the significant number of Wachovians who have been named as part of the senior management of the combined company and the melding of the best of both companies' policies and practices.


Q:       Why the proposed merger now and why with First Union?
A: The proposed merger with First Union presents an opportunity to build a better company for the future. The new Wachovia will be one of the largest financial services companies in the country and a formidable competitor. The combined company will have the leading market share on the East Coast, a broad array of solutions to offer our customer and a commitment customer relationships and superior customer service.

Q: I don't know much about First Union. What does it have to offer? What is it like?
A: First Union is a leading provider of financial services to 15 million retail and corporate customers throughout the East Coast and the nation. The company operates full-service banking offices in 11 East Coast states and Washington, D.C., and full-service brokerage offices in 47 states.

Q: I was a First Union customer prior to banking with Wachovia, and I had customer service issues. I'm concerned that customer service levels will decline as a result of the merger.
A: First Union has made great progress in the area of customer service, especially during the last year and a half. Management teams of both Wachovia and First Union are committed to providing exceptional service to customers during the merger and beyond. Throughout this process, customers will remain the top priority.

Q: SunTrust says it is a better fit with Wachovia because its approach to serving customers matches better with Wachovia. Is this true?
A: Our experience indicates that First Union shares Wachovia's commitment to customer relationships and superior customer service. Our analysis suggests that SunTrust is more focused on a traditional banking model, while Wachovia and First Union have been pursuing a non-traditional banking model (such as an emphasis on investing options) within a relationship approach. We believe that First Union is a better fit and that the transaction with First Union offers the best opportunity to serve customer needs

Q: SunTrust has a much better financial record than First Union, and its stock has outperformed First Union's. Why do we believe that First Union, therefore, is a better merger partner?
A: It is all in the growth rate. SunTrust has enjoyed relatively strong performance in the past few years. However, based on its core earnings performance over the last seven, eight and nine quarters, we believe SunTrust has hit the wall. Its performance has resulted from large stock buyback programs and securities sales versus generating additional revenue growth. We are very concerned about SunTrust's ability to grow going forward. First Union, on the other hand, has had outstanding performance since its restructuring. Its stock performance since the first of the year is up about 14 percent, while SunTrust is down about 2 percent. The market now believes that First Union has turned around. The market also believes that the kind of businesses in which First Union is experiencing growth is very good for the future, so it is being given a higher future growth rate. That is one of the reasons we are so excited. For us to put our company together with First Union really is a great opportunity to grow our businesses faster in areas that we think will command higher performance levels in the future.

Q: Shouldn't we be worried about First Union's problems with previous acquisitions?

A: First Union's new management team, led by Ken Thompson, has learned valuable lessons from their past acquisitions, as has Wachovia. But there's another big difference: this is a merger of equals, in which Wachovia management plays an equal role in putting the two companies together. We're making excellent progress with our deliberate, collaborative integration process.

Q: Wachovia has said that its proposed merger with First Union provides greater value to Wachovia's shareholders and provides greater accretion. Please explain why it is better for the Wachovia shareholder and what exactly this all means?
A: Accretion is very important to all shareholders. Accretion represents the increased value that you receive from the earnings performance of a company after the transaction. Assume that Wachovia's stock, on a stand-alone basis in 2002 would have achieved earnings per share of $5.50. As a result of the First Union transaction, we are expecting accretion of about 15 percent on that value. That is the earnings growth and the cost savings shared by our shareholders. Under the First Union transaction, that 15 percent is equal to about 80 cents a share. So the earnings per share could increase about 80 cents based on the expected savings and performance of the company. In the SunTrust transaction, the accretion is about 1.9 percent, or around 10 cents per share. Our $5.50 could be equal to $6.30 with First Union and in the SunTrust case could be worth $5.60. The reason that is important to shareholders is the price earnings (P/E) multiple that is applied to the earnings per share. The price of your stock is determined in part by the earnings per share multiplied by the price earnings multiple. So if you are earning more on accretion from one combination than the other and you apply relatively the same P/E multiple, then the price of your stock should be considerably higher. In this example, we should be able to get about $9 a share extra from the First Union transaction, but only a little more than a dollar extra from the SunTrust transaction.

Q: Bud Baker has said that Wachovia is not for sale, and if it were for sale, SunTrust's proposal would be too low. However, the First Union deal was lower than SunTrust's when it was first announced. Why not just put the company up for sale to get the highest possible price?
A: The strategic merger of equals with First Union offers the opportunity to select the best from each company and to present an incredible array of products that will carry this company forward in the future. This opportunity cannot be achieved in a purchase, because in a purchase only one side of the equation will be filled. If Wachovia were acquired, we would be subject to the whims of some other management group. As a result of due diligence conducted with SunTrust last December, Wachovia does not believe that SunTrust is positioned to deliver the breadth and depth of product capability to serve customers in a manner that will sustain future growth.

Q: Why is the proposed First Union merger preferable to the SunTrust proposal?
A: As a result of due diligence conducted last year as part of discussions with SunTrust, Wachovia's senior executive team believed that lingering and significant differences in business philosophy and an inability to agree on strategic growth would have made a merger with SunTrust extremely difficult. Wachovia also was uncertain of SunTrust's core revenue growth rates.

         Wachovia's senior management believes the proposed First Union/Wachovia merger will provide greater product capabilities and a superior franchise in high-growth markets on the East Coast.

Q: Why were Wachovia's executives having merger discussions with other banks?
A: During an in-depth analysis of Wachovia's business strategy last year, senior executives concluded that it would be wise to consider options that would help Wachovia achieve long-term growth, including a partnership with another financial services company. The right partnership could broaden Wachovia's product line and distribution and enhance its presence and density in chosen markets.

Q:       Why weren't employees made aware of these merger discussions?
A: Due to the highly sensitive nature of such discussions, individuals from both companies involved typically sign legally binding confidentiality agreements. That was the case in Wachovia's discussions with First Union and SunTrust. SunTrust chose to disregard such an agreement when it made these discussions public record.

Q: Many Wachovians have long believed that if Wachovia did do a merger, it would be with SunTrust. We've had talks with them ongoing for years and most recently last December. Why are we doing a merger of equals with First Union, and why are we not merging with SunTrust?

A: We have a long-standing disagreement with SunTrust on structure, organization within the company and strategy. These issues have never been resolved. In addition, we believe the flaws in SunTrust's operating model are beginning to be reflected in stagnating growth. Unless you have agreement on strategies and business models, a merger will not work. This has been the obstacle all along, and it is not a good recipe for success.

Q: SunTrust proposes a higher price than First Union. How can we turn it down?
A: Employees also are shareholders. The thing that we need to think about is the future opportunity of growth that Wachovia would take in either transaction. SunTrust made its stock-based proposal at a time when its stock was selling at a higher level, and the premium was approximately 17 percent. The stock market has adjusted that premium down to about the same as the First Union proposal. Also, the First Union transaction is meant to be a merger of equals, where low-premium transactions are common. SunTrust's proposal was an acquisition, which typically brings with it a very high premium. The market has adjusted that down significantly, and our board remains in full support of the First Union transaction.

Q: The recent investor conference painted a very bright picture for Wachovia's future with sound strategies for delivering growth. Why should Wachovia merge with another company at this time?

A: One of the things we worked on while we were building the strategic plan was the overall concept of where Wachovia should be in key markets over a long period of time. As we evaluated that, we began to think about our position in the Southeast and the desire to have a broad, deep franchise across the markets of the Southeast and having all the products we need to serve customers in those markets. This led us to do a considerable amount of thinking about the possibility of a strategic partner. Coming out of those discussions, we agreed that we would move forward and implement the plan, which we thought would promote strong growth in earnings per share. We also would continue to think about longer-term growth for Wachovia and for our people and the possibility of achieving that through a strategic merger.

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

ONGOING GENERAL BUSINESS

Q:       When will projects that have been put on hold continue? Updated 6/25/01
A: It depends on the project. Some projects are moving forward while others are on hold until completion of the merger, at which time the leadership for the new Wachovia will determine if projects on hold should be continued.

Q: Was the recent decision to sell the Bank Card Division a strategic move in conjunction with the First Union merger or was this a coincidence?
A: It was not related to the decision to merge with First Union. Wachovia announced in February that it was exploring strategic alternatives for its credit card business. The company told investors in March that if a sale were to occur, options for use of proceeds could include internal reinvestment, strategic acquisitions and share repurchases. CEO Bud Baker said that, of the alternatives, selling the Bank Card portfolio provides the best opportunity to maximize returns to shareholders.

Q How will the credit card sale affect the proposed merger between First Union and Wachovia?
A: The announcement of Wachovia's merger with First Union added a layer of complexity because First Union has an existing agent bank agreement with MBNA, and First USA was to be Wachovia's agent bank. Wachovia and First Union are in discussions with First USA and MBNA to arrive at mutually acceptable methods of administering the respective agent bank arrangements or such other arrangements as the parties may decide are appropriate in the circumstances. The transaction is expected to close in the next few weeks.





ORG. STRUCTURE/LEADERSHIP

Q:       Will the Atlanta headquarters move to Charlotte, too?
A: The new Wachovia will be headquartered in Charlotte. Atlanta will serve as headquarters for Georgia Banking.

Q:       Is there an Asset and Wealth Management Group at First Union?
A: Yes. First Union has a strong Wealth Management Department. Stan Kelly, head of Wachovia's Banking Division, will head Wealth Management for the combined organization following consummation of the merger. An announcement about other assignments within Wealth Management will be made at a later date.

Q:       Will Winston-Salem be the regional headquarters of the new Wachovia?
A: The regional headquarters for North Carolina and South Carolina Banking will be based in Winston-Salem.


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

--------------------------------------------------------------------------------
The New Wachovia
Focused Strong Management Team
--------------------------------------------------------------------------------

                      -----------------------------
                               New Wachovia
                            Board of Directors
                                  50/50
                      -----------------------------
---------------------------------             ----------------------------------
            Ken Thompson                                 L.M. "Bud" Baker
         President and CEO                                  Chairman
---------------------------------             ----------------------------------
-----------------  ------------------------  ----------------  -----------------
  Ben Jenkins            Bob Kelly           David Carroll         Jean Davis
General Banking           Finance
                                           Merger Integration     Operations and
                                                                    Technology
                                                   Bob McCoy
-----------------  ------------------------  ----------------  -----------------
-----------------  ------------------------  ----------------  -----------------
  Stan Kelly             Don Truslow          Mark Treanor         Paul George
Wealth Management      Risk Management          Legal           Human Resources
-----------------  ------------------------  ----------------  -----------------
-----------------  ------------------------
  Don McMullen       Barnes Hauptfuhrer
  Brokerage and        Steve Cummings
Asset Management   Corporate and Investment
                         Banking
-----------------  ------------------------


[FIRST UNION LOGO]                                               [WACHOVIA LOGO]
--------------------------------------------------------------------------------

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

General Banking - State and Regional Leadership
-----------------------------------------------

--------------------------------------------------------------------------------



Market Leaders
--------------------------------------------------------------------------------


Carolinas                     Florida                    Virginia/Maryland/DC
---------                     -------                    --------------------
CEO: Will Spence (WB)         CEO: Bob Helms (FTU)       CEO: Jim Cherry (WB)
Kendall Alley (FTU)           Ken Coppedge (WB)          Lindy Cockman (WB)
Jack Clayton (WB)             Kent Ellert (FTU)          Jeff Dyckman (WB)
Charlie Cole (WB)             Carlos Migoya (FTU)        Spence Hamrick (WB)
Paul Grube (WB)               Adria Parsons (FTU)        Pete Jones (FTU)
Rob Hoak (FTU)                David Scaff (FTU)          Bill Knott (FTU)
Rebekah Lowe (WB)             Marshall Vermillion        Sam Schreiber (FTU)
David Parker (WB)             (FTU)
                              Harry Weede (WB)
                              Winston Wilkinson (FTU)
Georgia
-------
CEO: Gary Thompson
(WB)
Hugh Long (FTU)               NY/NJ/Connecticut          Pennsylvania/Delaware
David Stevens (WB)            -----------------          --------------------
                              CEO: Reggie Davis          CEO: Bob Reid (FTU)
                              (FTU)                      Jan Armfield (FTU)
                              Jim Fitzgerald (FTU)       Pam Lolley (FTU)
                              Susanne Svizeny (FTU)


[FIRST UNION LOGO]                                               [WACHOVIA LOGO]
--------------------------------------------------------------------------------



SUNTRUST

Q: If SunTrust waits until the shareholder vote to submit proxy cards, will they effectively trump proxy cards Wachovia submits for the same accounts?
A: The proxy card with the latest date will be the proxy card that counts, not necessarily the last proxy card submitted. Wachovia shareholders should be encouraged to vote all their WHITE proxy cards when they receive them and ignore the BLUE proxy cards from SunTrust.

Q: Did the Wachovia board review the Sun Trust proposal before rejecting it? Updated 6/28/01
A: Yes, the Wachovia board did review the SunTrust proposal and after consultation with its senior management and its financial and legal advisors, the board rejected the SunTrust proposal on a number of strategic and financial considerations regarding the relative long-term benefits of the SunTrust proposal. The board concluded that a merger with SunTrust would not be an effective strategic step to enhancing long-term shareholder value. Wachovia did not request either of its financial advisors to render an opinion on the fairness of the exchange ratio proposed by SunTrust. You can find more information regarding this decision in the preliminary proxy filing available at: http://www.sec.gov/Archives/edgar/data/36995/000095010901501572/
         0000950109-01-501572.txt

Q:       Explain the issues surrounding the Coke stock held by SunTrust. Updated
         6/25/01
A: SunTrust owns 48.3 million shares of Coca-Cola stock. The after-tax value is approximately $1.5 billion, or approximately $4.95 per SunTrust share. There are several issues related to the Coca-Cola stock: mergers/acquisitions transfer value of the Coca-Cola stock away from SunTrust shareholders. SunTrust shareholders currently own all of these shares. Should SunTrust enter into a merger, its shareholders must share ownership of that stock position with the new shareholders. Hence, this dilutes the value of the Coca-Cola stock to SunTrust shareholders. Slide 44 in the Investor Presentation quantifies the "value transfer" of Coca-Cola stock from SunTrust shareholders to Wachovia shareholders. If SunTrust were to increase its bid by increasing the exchange ratio, SunTrust shareholders would lose even more Coca-Cola stock value to Wachovia shareholders. SunTrust is reliant on increases in the market value of Coca-Cola stock to have the flexibility it needs to continue share repurchases. The Coca-Cola stock is an asset on SunTrust's balance sheet. SunTrust's book equity fluctuates with changes in the market value of this stock. With weak earnings growth (earnings increase equity) and a proposed large increase in the dividend rate (dividends decrease equity), SunTrust will need continued increases in the Coca-Cola stock to have enough excess equity to continue to repurchase its own stock (which decreases equity). SunTrust has not wanted to consider selling the Coca-Cola stock and reinvesting the proceeds in its business. Wachovia feels this capital can be deployed more effectively to benefit shareholders.

Q: What actions do we expect SunTrust to take before the shareholder meeting? Updated 6/25/01
A: We expect SunTrust will continue its attempts to gain attention for its hostile takeover proposal, including lawsuits, press releases and newspaper ads. We also expect SunTrust to send proxy materials and other communications to Wachovia shareholders soliciting them to vote against the First Union proposal.

Q: Explain more about the relative value of the First Union versus SunTrust offer. Updated 6/25/01
A: Since both the definitive merger agreement with First Union and SunTrust's proposed acquisition rely on an exchange of their stock for Wachovia stock, the value of these stocks in the future is the key determinant of the value of either proposal.

Q:       Why did Wachovia give SunTrust the list of its shareholders? Updated
         6/25/01
A: On June 14, 2001, the North Carolina Superior Court ruled in the case of "Theodore J. Hoepner v. Wachovia Corporation" that Mr. Hoepner, vice chairman of SunTrust and owner of 280 shares of Wachovia common stock, as a qualified shareholder "has a statutory right to inspect and copy a "record of (Wachovia) shareholders" under N.C.G.S. ss. 55-16-04. Therefore Wachovia was ordered to provide Mr. Hoepner a list of Wachovia's stockholders, (including name, address, and number of shares registered in the name of each stockholder) by June 20, 2001.

Q: I have heard that SunTrust wanted to use pooling, rather than purchase accounting, which is the proposed method for the First Union and Wachovia merger. What is the difference?
A: Purchase and pooling are the two accounting methods that have been used for mergers or acquisitions. Purchase accounting gives the new company more flexibility in making future financial decisions than does the pooling of interests method. Recent accounting standards changes effectively will eliminate pooling as an option.

Q: Does the board's decision mean the SunTrust proposal will not go forward?
A: The Wachovia board reaffirmed its commitment to a merger of equals with First Union in May. This is the only transaction that the Wachovia shareholders will be voting on. It is SunTrust's decision to determine whether it will withdraw its unsolicited offer and attempts to block Wachovia's merger with First Union. First Union and Wachovia plan to proceed with plans for shareholder votes on the proposed merger of equals.

Q:       Why did Wachovia's board reject the SunTrust proposal?
A: Wachovia's senior executives have the same concerns about this proposal that they had last year when they discontinued merger discussions with SunTrust. Those concerns include the following:

         o We believe there are insurmountable strategic and operational obstacles to combining Wachovia and SunTrust.

         o We believe a merger with SunTrust would result in slower growth and less profitability than a combined First Union/Wachovia or, for that matter, Wachovia alone.

         o We believe that even if Wachovia was seeking to sell itself, which it is not, the potential returns to our shareholders from a hostile acquisition by SunTrust are unattractive.

Q: Why is the proposed First Union merger preferable to the SunTrust proposal?
A: As a result of due diligence conducted last year as part of discussions with SunTrust, Wachovia's senior executive team believed that lingering and significant differences in business philosophy and an inability to agree on strategic growth would have made a merger with SunTrust extremely difficult. Wachovia also was uncertain of SunTrust's core revenue growth rates.

         Wachovia's senior management believes the proposed First Union/Wachovia merger will provide the greatest product capabilities and a superior franchise in high-growth markets on the East Coast.


Q: Would the SunTrust proposal not result in fewer job losses and branch closures than the proposed merger with First Union?
A: That depends on how you look at it. Less job losses are projected with the SunTrust proposal. That proposal projects 4,000 job losses out of a combined 48,200 jobs and does not mention attrition as a portion of those. The transaction with First Union has projected 7,000 job losses, with about half of those coming through attrition. "Attrition" refers to the normal, voluntary exit of employees from the organization for personal or other reasons (e.g., for retirement, to pursue other opportunities, to move to another area, etc.). To reduce the number of involuntary job losses resulting from the merger, many of the open positions created by voluntary attrition will not be filled.Also, the SunTrust proposal does not project what percentage of Wachovia jobs would be included in the 4,000. Given the nature of SunTrust's hostile offer, the impact of job losses likely would be borne largely by Wachovia.An analysis of the number of branches that would be divested or consolidated indicates that there would be approximately 300 branch closures spread across a five-state area with the First Union transaction. Normal attrition is expected to offset the impact on jobs related to branch closures in the First Union transaction. SunTrust's proposal suggests there would be 150 to 175 branch closings, but those would be concentrated in three states, with the greatest impact being on Georgia and Virginia. The SunTrust proposal does not mention attrition.

Q:       How does the SunTrust proposal affect me as an employee?
A: Currently it should not affect you at all. It is very important for all Wachovians to remain focused on their daily responsibilities and maintaining a commitment to customer service. We will keep you posted on how events may affect you as we go along.

Q: SunTrust says it is a better fit with Wachovia because its approach to serving customers matches better with Wachovia. Is this true?
A: Our experience indicates that First Union shares Wachovia's commitment to customer relationships and superior customer service. Our analysis suggests that SunTrust is more focused on a traditional banking model, while Wachovia and First Union have been pursuing a non-traditional banking model (such as an emphasis on investing options) within a relationship approach. We believe that First Union is a better fit and that the transaction with First Union offers the best opportunity to serve customer needs.

Q: SunTrust claims its offer involves less risk than the First Union proposal and that it has the ability to execute a large merger.
A: SunTrust has completed only one transaction of more than $100 million in the last 10 years. In that one instance, its merger with Crestar in Virginia, we believe that there were significant customer disruptions following the systems conversion. Acquiring Wachovia, an institution almost three-quarters its size, would doubtless put significant pressure on SunTrust's systems and resources. Hostile offers historically have been risky, and customer service has generally declined in such situations.

         First Union has completed 81 bank acquisitions in the last 15 years and learned important lessons in a few acquisitions in recent years that did not go well. The combination of Wachovia's strong planning skills with First Union's experience gives us tremendous confidence in our ability to meet or exceed our merger of equals objectives, which include a primary focus on retaining all customers.

Q:       SunTrust says it has a clean slate for a transaction. Is this true?
A: Actually, SunTrust is in the process of two transactions that have been announced - acquiring the capital markets operations of Robinson Humphrey and Asset Management Advisors. According to analysts, its merger efforts in investment banking have not been very successful in the past.

Q: Would the SunTrust proposal cause less upheaval in Wachovia's branch network?
A: The SunTrust proposal projects 150 to 175 branch closings concentrated in three states, with the greatest impact being on Georgia and Virginia. The First Union transaction projects approximately 300 branch closings spread across a five-state area. Wachovia and First Union officials have committed to a deliberate process to minimize any negative impact on customers and employees. No branches will close for at least a year after the merger is consummated, unless required by regulatory agencies, providing time to minimize any customer impact.

Q: Would the SunTrust proposal be less likely to affect the relationship I have with my banker?
A: The SunTrust proposal projects 4,000 job losses with no mention of attrition. The First Union transaction projects 7,000 job losses with about half of those resulting through attrition. "Attrition" refers to the normal, voluntary exit of employees from the organization for personal or other reasons (e.g., for retirement, to pursue other opportunities, to move to another area, etc.). To reduce the number of involuntary job losses resulting from the merger, many of the open positions created by voluntary attrition will not be filled.
         Also, we would expect that in a hostile transaction that the majority of job losses in a SunTrust acquisition would be borne largely by Wachovia.

         State banking leadership already announced by Wachovia and First Union would have Wachovia executives leading operations in Georgia, North and South Carolina and Virginia following the Wachovia-First Union merger.

Q:       Many Wachovians have long believed that if Wachovia did do a merger, it would be with SunTrust. We've had talks with them ongoing for years and most recently last December. Why are we doing a merger of equals with

         First Union, and why are we not merging with SunTrust?

A: We have a long-standing disagreement with SunTrust on structure, organization within the company and strategy. These issues have never been resolved. In addition, we believe the flaws in SunTrust's operating model are beginning to be reflected in stagnating growth. Unless you have agreement on strategies and business models, a merger will not work. This has been the obstacle all along, and it is not a good recipe for success.

Q:       Could you tell us more about the well-publicized disagreement between

         SunTrust and Wachovia in the asset and wealth management area?

A: Our discussion with SunTrust ran aground in the area of asset and wealth management because SunTrust wanted to put it back an old geographic network of doing business. In other words, SunTrust's local office manager would have the complete strategic say over what went on in each area in asset and wealth management. This is clearly unacceptable to us. It is one of Wachovia's highest growth lines of business. It represents an area of supreme opportunity. We have spent a great deal of capital, time and effort building the wealth management business in recent years. Wachovia has capabilities that other financial institutions do not have. We did not find openness among SunTrust's officers in terms of being willing to offer this product aggressively to the marketplace. This is just symptomatic of the kind of difficulty we experienced in conversations with SunTrust.



Q: SunTrust proposes a higher price than First Union. How can we turn it down?
A: Employees also are shareholders. The thing that we need to think about is the future opportunity of growth that Wachovia would take in either transaction. SunTrust made its stock-based proposal at a time when its stock was selling at a higher level, and the premium was approximately 17 percent. The stock market has adjusted that premium down to about the same as the First Union proposal. Also, the First Union transaction is meant to be a merger of equals, where low-premium transactions are common. SunTrust's proposal was an acquisition, which typically brings with it a very high premium. The market has adjusted that down significantly, and our board remains in full support of the First Union transaction.

Q:       SunTrust has a much better financial record than First Union, and its stock has outperformed First Union's. Why do we believe that First

         Union, therefore, is a better merger partner?

A: It is all in the growth rate. SunTrust has enjoyed relatively strong performance in the past few years. However, based on its core earnings performance over the last seven, eight and nine quarters, we believe SunTrust has hit the wall. Its performance has resulted from large stock buyback programs and securities sales versus generating additional revenue growth. We are very concerned about SunTrust's ability to grow going forward. First Union, on the other hand, has had outstanding performance since its restructuring. Its stock performance since the first of the year is up about 14 percent, while SunTrust is down about 2 percent. The market now believes that First Union has turned around. The market also believes that the kind of businesses in which First Union is experiencing growth is very good for the future, so it is being given a higher future growth rate. That is one of the reasons we are so excited. For us to put our company together with First Union really is a great opportunity to grow our businesses faster in areas that we think will command higher performance levels in the future.

Q:       What should I do with proxy cards I receive from SunTrust?
A: The WHITE proxy card comes from Wachovia. Be sure to sign it, date it and send it back prior to the Aug. 3 shareholders meeting. SunTrust's card will be a different color. You should feel free to discard it.

Q:       Why can't I vote for SunTrust?
A: SunTrust does not have a merger agreement on which to vote. SunTrust is only asking Wachovia shareholders to vote against the proposed First Union merger.

Q:       So what's all this material I'm seeing from SunTrust?
A: SunTrust plans to send its own proxy to Wachovia shareholders requesting them to allow SunTrust to vote their shares against Wachovia's merger with First Union. If shareholders turn down the proposed merger with First Union, SunTrust believes the path will be cleared for them to acquire Wachovia. That is not the case.



OTHER

Q: Are all First Union employees seeing the same video as Wachovians? Updated 6/28/01
A: Yes, First Union employees saw the same video featuring Bud Baker and Ken Thompson. It was presented on several occasions via First Union's satellite network.

Q:       Are "Town Hall" meetings planned in our client communities? Updated
         6/28/01
A: Yes, Ken Thompson, Bud Baker and Bob McCoy will be traveling to select cities in the Wachovia footprint to speak with shareholders regarding the merger. The exact schedule currently is being finalized.


Q: I have heard that every employee has an ambassador - who is my ambassador? Updated 6/28/01
A: There are 340 Wachovians who have been selected by line of business and market managers to serve as ambassadors to help educate employees about the proposed merger with First Union and solicit shareholders for their support. If you would like to know the name of an ambassador in your area, contact your regional executive.

Q: Is the distribution of our shareholder list in violation of Wachovia's stated privacy policy? Updated 6/28/01
A: Many have expressed concerns regarding the distribution of our shareholder list to SunTrust and questioned whether this disclosure is in violation of Wachovia's privacy policy. Wachovia takes the issue of customer privacy very seriously and would not share customer information in violation of its stated policy. Wachovia is required by federal and state laws to disclose certain information. SEC regulations state that a registered owner of a publicly traded stock is public information and, therefore, is not subject to the privacy requirements of Title V of the Gramm-Leach-Bliley Act.

         It is important to note that all other information regarding shareholder and customer financial relationships with Wachovia has not, and will not, be shared with SunTrust as part of the proxy contest.

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Q:       Explain the financial impact of litigation, PR firms and investment bankers on the 2001 plan. Updated 6/25/01
A: These expenses will not have a financial impact on the operating plan, but they will impact the company's overall financial performance. These expenses are recorded as merger-related and integration expenses that are not included in the core operating results of the company.

Q:       Any potential for a third bid from another bank? Updated 6/25/01
A: It is possible but not probable that another institution will submit a hostile proposal to purchase Wachovia.

Q: How will option-holders and holders of restricted stock be handled? Updated 6/25/01
A: Each option to acquire Wachovia common stock outstanding and unexercised immediately prior to completion of the merger will be converted into an option to purchase First Union common stock, with the following adjustments: the number of shares of First Union common stock subject to the new option will equal the product of the number of shares of Wachovia common stock subject to the original option and the exchange ratio (rounded to the nearest share); and the exercise price per share of First Union common stock subject to the new option will equal the exercise price under the original option divided by the exchange ratio (rounded to the nearest cent). The duration and other terms of each new option will be the same as the original Wachovia option. Options that are incentive stock options under the federal tax code will be adjusted in the manner prescribed by the federal tax code. A holder of an option to acquire Wachovia common stock will not be entitled to receive either the cash payment or the two preferred shares, unless the option is exercised for issued and outstanding Wachovia common stock before the merger is completed.

Q:       Where can I get additional information about the merger?

A: If you have any questions about the merger, we have set up the following hotlines for you: Shareholder Hotline: 866-883-0789 and Employee Hotline: 866-405-5305. You can also call our proxy solicitor, MacKenzie Partners: 800-322-2885.
         If you require assistance in voting your shares, please call MacKenzie Partners at 800-322-2885. A copy of the joint proxy statement/prospectus can also be obtained free of charge from Wachovia Corporation, Investor Relations, 100 North Main Street, Winston-Salem NC 27150, or by calling toll-free to 866-883-0789 or MacKenzie Partners at 800-322-2885. In addition, it can be viewed on the Internet site of the Securities and Exchange Commission, (http://www.sec.gov).





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